Exhibit 99.1
Conformed Copy
MASTER CONFIRMATION DATED JUNE 2, 2006 BETWEEN ING BANK, N.V., LONDON BRANCH AND TELENOR ASA

Date:	June 2, 2006

To:	Telenor ASA
Telephone No.:	Redacted
Facsimile No.:	Redacted
Attention:	Redacted
From:	ING Bank N.V., London Branch (“ING”)
Telephone No.:	Redacted
Facsimile No.:	Redacted
Attention:	Redacted

ING Reference Number:	Redacted

Subject:	Master Confirmation Total Return Swap Transaction
Dear Sirs
The purpose of this letter agreement (this “Master Confirmation”) is to confirm the terms and conditions applicable to transactions (each a “Transaction” and, together the “Transactions”) to be entered into between us on the Trade Date specified below from time to time. Each Transaction is to be evidenced by a supplemental confirmation (each, a “Supplemental Confirmation” and each such Supplemental Confirmation, together with, the Master Confirmation, a “Confirmation” for purposes of the Agreement (as defined below)) substantially in the form of Exhibit A hereto, which shall be executed by ING and delivered to and binding on the Counterparty (as defined below) (except in the case of manifest error) without the need for any further action by the parties.
1.     Each Confirmation supplements, forms part of and is subject to, the ISDA Master Agreement dated as of 9 May, 2006, as amended and supplemented from time to time (the “Agreement”), between you and us. All provisions contained in the Agreement govern each such Confirmation except as expressly modified below.
The definitions and provisions contained in the 2000 ISDA Definitions (the “Swap Definitions”) and in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions,” and together with the Swap Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc., are incorporated into each Confirmation. In the event of any inconsistency between the Swap Definitions and the Equity Definitions, the Equity Definitions will govern. In the event of any inconsistency between either set of Definitions and any Confirmation such Confirmation will govern. In the event of any inconsistency between any Supplemental Confirmation and this Master Confirmation, this Master Confirmation will govern.
For the purpose of this Master Confirmation, “ING” means ING Bank N.V., London Branch and “Counterparty” means Telenor ASA.
2.     The terms of the particular Transactions to which this Master Confirmation relates are as follows:
     General Terms:

Trade Date:	For each Transaction, the date specified in the Supplemental Confirmation

Effective Date:	For each Transaction, the date specified in the Supplemental Confirmation

Termination Date(s):	June 2, 2007 and each Optional Termination Date (as

defined in “Option to Terminate”), to be adjusted in accordance with the Business Day Convention

Shares:	Vimpelcom-SP ADR
ISIN: US68370R1095 (Sedol No. 2943675)

Exchange:	New York Stock Exchange

Related Exchange(s):	All Exchanges

Business Days:	New York, London and Oslo

Business Day Convention	Following

Calculation Agent:	ING and Counterparty. If the parties are unable to agree on a determination within one Business Day, each party agrees to be bound by the determination of an independent leading dealer in equity derivative Transactions (“independent leading dealer”), mutually selected by the parties, who shall act as the substitute Calculation Agent, with the fees and expenses of such substitute Calculation Agent (if any) to be met equally by the parties. If the parties are unable to agree on an independent leading dealer to act as substitute Calculation Agent, each party shall select an independent leading dealer and such independent leading dealers shall agree on an independent third party who shall be deemed to be the substitute Calculation Agent.
Equity Amounts payable by the Equity Amount Payer:

Equity Amount Payer:	ING

Number of Shares:	For each Transaction, the number of Shares specified in the Supplemental Confirmation, subject to an aggregate limit of 8,130,000 Shares subject to this Master Confirmation on or prior to September 30, 2006.

Equity Notional Amount:	For each Transaction, the USD amount specified in the Supplemental Confirmation, being on the Trade Date the Number of Shares multiplied by the Initial Price specified in the Supplemental Confirmation and, for the Transactions, the aggregate of such amounts.

Equity Notional Reset:	Applicable

Type of Return:	Total Return

Initial Price:	In respect of the initial Valuation Date for each Transaction the USD amount specified in the Supplemental Confirmation; provided that upon the earlier of (i) the completion of Transactions in respect of 8,130,000 Shares and (ii) September 30, 2006, the Initial Price shall be the arithmetic average of the Initial Prices specified in all Supplemental Confirmations, weighted by the Number of Shares specified in each such Supplemental Confirmation.

Final Price:	In respect of any Valuation Date other than a Final Valuation Date, the Relevant Price. In respect of a Final Valuation Date, provided the parties have not otherwise agreed on a Final Price (including an amount representing ING’s cost of funding, inclusive of the Spread, for the period from the Termination Date to the final Cash Settlement Payment Date) by no later than 4pm London time (the “Notification Time”) on the second Exchange Business Day following such Final Valuation Date, then the following provisions shall apply.

On or before the Notification Time on the third Exchange Business Day following such Final Valuation Date, ING shall notify the Counterparty whether ING elects, in its sole discretion, to dispose of the Shares being terminated and, if ING so elects, the number of days, between 5 and 40 (beginning on the relevant Termination Date), designated by ING for such disposal (the “Unwind Period”).

If ING notifies the Counterparty on or before the Notification Time on the third Exchange Business Day following such Final Valuation Date that ING has elected not to dispose of all of the Shares, the Final Price shall be the Relevant Price on the relevant Final Valuation Date.

If ING notifies the Counterparty on or before the Notification Time on the third Exchange Business Day following such Final Valuation Date that ING has elected to dispose of the Shares being terminated during the Unwind Period, the Final Price shall be the sum of (i) the costs and expenses of ING in disposing of such Shares (which shall not exceed 20 bps, based on the Equity Notional Amount in respect of such Shares on the relevant Termination Date); and (ii) the product of the Relevant Price on each day during the Unwind Period multiplied by the Daily Unwind Amount on any such day, provided that, in calculating the Final Price, any terminated Shares that ING does not dispose of during the Unwind Period shall be deemed to have been disposed of on the final day of the Unwind Period.

The “Daily Unwind Amount” shall be the number of Shares disposed of (or deemed disposed of) by ING on any day during the Unwind Period.

The final Cash Settlement Payment Date shall be three Exchange Business Days following the earliest of (i) the date on which the parties have agreed the Final Price, (ii) the last day of the Unwind Period or (iii) such date on which ING notifies the Counterparty that it has disposed of all of the Shares.

If the parties fail to agree the Final Price as provided in the first paragraph of this section, then the Counterparty shall be obligated to pay ING’s cost of funding (including the Spread) in respect of the terminated Shares held by it during the period commencing on the Termination Date and ending on the final Cash Settlement Payment Date determined in accordance with clause (ii) or (iii) of the preceding paragraph.

Relevant Price:	The official volume weighted average price per Share quoted by the Exchange as of the Valuation Time on a Valuation Date or a day during the Unwind Period.

Valuation Time:	The Scheduled Closing Time on the relevant Exchange

Valuation Dates:	(i) For each Transaction, the Effective Date of such

Transaction, (ii) the third Exchange Business Day preceding each Cash Settlement Payment Date and (iii) each Final Valuation Date

Final Valuation Date(s):	The third Exchange Business Day preceding each Termination Date, in each case with respect to the Shares terminated on such Termination Date

Floating Amounts payable by the Floating Amount Payer:

Floating Amount Payer:	Counterparty

Notional Amount:	The Equity Notional Amount

Payment Dates:	Each Cash Settlement Payment Date

Floating Rate Option:	USD-LIBOR-BBA

Designated Maturity:	1 month, provided that for each Transaction after the initial Transaction, the Designated Maturity for the initial Calculation Period shall be the period from the Effective Date of such Transaction to the next succeeding Cash Settlement Payment Date for the initial Transaction and linear interpolation shall apply

Spread:	40 bps for the first three Calculation Periods and 30 bps for each subsequent Calculation Period.

Floating Rate for the initial Calculation Period:	For each Transaction, the rate specified in the Supplemental Confirmation (exclusive of Spread)

Floating Rate Day Count Fraction:	Actual/360

Reset Dates:	The first day of each Calculation Period.

Settlement Terms:

Cash Settlement:	Applicable

Settlement Currency:	USD

Cash Settlement Payment Dates:	The 2nd Business Day of each calendar month; the final Cash Settlement Payment Date to be determined in accordance with Final Price.

Settlement Method Election:	Not Applicable

Dividends:

Dividend Period:	Second Period

Dividend Amount:	Ex Amount

“Ex Amount” means, in relation to a Dividend Amount, the Dividend Percentage of the gross cash dividend per Share declared by the Issuer to holders of record of a Share where the date that the Shares have commenced trading ex-dividend on the Exchange occurs during the relevant Dividend Period.

Dividend Percentage:	85.00%

Dividend Payment Dates:	Each date on which the Issuer pays the relevant dividend to its shareholders of record. Provided that, if such payment date falls after the Termination Date, the Dividend Amount shall be paid on the date on which the Issuer pays the relevant dividend to its shareholder of record and such obligation to pay will constitute its legal valid and binding obligation enforceable in accordance with the terms of this Master Confirmation.

Extraordinary Dividend:	As determined by the Calculation Agent, (i) any cash dividend declared on the Shares at a time when the Issuer has not previously declared or paid dividends on such Shares for the four quarterly periods; (ii) any increase by more than 25% (determined on an annualised basis) in the dividends paid on the Shares; (iii) any payment by the Issuer to shareholders that the Issuer announces will be an extraordinary dividend; (iv) any payment by the Issuer to shareholders out of the Issuer's capital and surplus; or (v) any other "special" cash or non-cash dividend on, or distribution with respect to, the Shares which is, by its terms or declared intent, declared and paid outside the normal operations or normal dividend procedures of the relevant Issuer. For the avoidance of doubt, the Calculation Agent shall determine, in its sole discretion, whether such amount shall be included as part of an adjustment pursuant to Section 11.2 of the Equity Definitions.

Re-investment of Dividends:	Not Applicable
Adjustments:

Method of Adjustment:	Calculation Agent Adjustment
Extraordinary Events:
           Consequences of Merger Events:

Share-for-Share:	Alternative Obligation

Share-for-Other:	Modified Calculation Agent Adjustment

Share-for-Combined:	Modified Calculation Agent Adjustment

Determining Party:	Calculation Agent

Tender Offer:	Applicable

Consequences of Tender Offers:

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Modified Calculation Agent Adjustment

Share-for-Combined:	Modified Calculation Agent Adjustment

Determining Party:	Calculation Agent

Composition of Combined Consideration:	Not Applicable

Nationalisation, Insolvency or Delisting:	Cancellation and Payment

Determining Party:	Calculation Agent

Additional Disruption Events:

Change in Law:	Applicable

Insolvency Filing:	Applicable

Determining Party:	Calculation Agent

Non-Reliance:	Applicable

Agreements and Acknowledgements Regarding Hedging Activities:	Applicable

Additional Acknowledgements:	Applicable
Option to Terminate:

Each party will have the right, to terminate the Transactions in whole, or in part, provided that an Event of Default or Termination Event has not occurred with respect to such party, in each case prior to the original Termination Date, by designating an Exchange Business Day as an “Optional Termination Date.”

If either party wishes to exercise its right to designate an Optional Termination Date, such party shall do so by delivering an irrevocable notice, which shall be given by telephone to the other party between 9:00 a.m. and 5:00 p.m. London time, specifying the Optional Termination Date and the number(s) of Shares being terminated. If such notice is received by a party after 5:00 p.m. London time on any Exchange Business Day or on any day which is not an Exchange Business Day, then the notice will be deemed effective on the next following Exchange Business Day. The Optional Termination Date may be no earlier than the third Exchange Business Day following the Exchange Business Day on which such notice is deemed effective. The party which has exercised its right to designate an Optional Termination Date will execute and deliver a written notice confirming the substance of any telephonic notice of exercise within one Exchange Business Day of that notice. Failure to provide that written notice will not affect the validity of the telephonic notice.

In case of any partial termination of the Transactions the Transactions will be terminated in the chronological order of their Trade Dates until the Number of Shares of the terminated Transactions equals the number of Shares being terminated.

Additional Provisions:
             For the purposes of these additional provisions, the following definitions will apply:
(A)	“Depository” means, in relation of the Shares, the Issuer of the Shares;

(B)
“Deposit Agreement” means, in relation to the Shares, the agreement(s) of other instrument(s) constituting the Shares, as from time to time amended or supplemented in accordance with its (their) terms; and

(C)	“Underlying Shares” means common shares of Open Joint Stock Company “Vimpel-Communications,” 0.005 rubles nominal value.
1. In case any holder of the Shares or the Underlying Shares becomes entitled to subscribe for additional Shares or Underlying Shares, the Number of Shares subject to the Transactions shall be increased by the maximum number of Shares or Underlying Shares as such holder is entitled to receive and the Initial Price, or if a Valuation Date has occurred, the Final Price as of the immediately preceding Valuation Date shall be adjusted in accordance with the Method of Adjustment.

2. The definition of Potential Adjustment Event in Section 11.2(e) of the Equity Definitions shall include, in relation to the Shares:
(a)
the occurrence of any Potential Adjustment Event in relation to the Underlying Shares or any other shares or securities represented by the Shares, including any right to subscribe to such Underlying Shares; and

(b)	the making of any amendment or supplement to the terms of the Depository Agreement, that has a diluting or concentrative effect on the theoretical value of the Shares;
and, in relation to the Shares, “Calculation Agent Adjustment” shall apply following the declaration by the Depositary or the Issuer of the terms of any Potential Adjustment Event.
3. The definition of Merger Event in Section 12.1 of the Equity Definitions shall include, in relation to Shares, the occurrence of any Merger Event in relation to the Underlying Shares.
4. The definitions of “Nationalisation” and “Insolvency” in Section 12.6 of the Equity Definitions shall be construed as if references to the Shares include references to the Underlying Shares.
5. Section 12.7 and 12.8 of the Equity Definitions shall be construed in relation to the Shares as if references to the relevant Shares therein were references to the Underlying Shares and references therein to the Exchange and to Exchange Business Days shall be customized as if the Exchange in respect of the Underlying Shares were the “Exchange” in respect of the Shares.
6. If the Deposit Agreement is terminated, then on or after the date of such termination, references to Shares herein shall be replaced by references to the Underlying Shares and the Calculation Agent will adjust any relevant terms and will determine the effective date of such replacement and adjustments.
7. The definition of Market Disruption Event in Section 6.3(a) of the Equity Definitions shall include, in relation to the Shares, the occurrence of a Market Disruption Event in relation to the Underlying Shares.
8. The definition of Issuer in Section 1.16 of the Equity Definitions shall include, in relation to the Shares, the Issuer in respect of the Underlying Shares.
Additional Representations:
The Counterparty represents and warrants that the Counterparty’s execution and delivery of, and the performance of its obligations under, this Master Confirmation and each Supplemental Confirmation do not constitute a tender offer (as such term is used in Section 14(d)(1) of the Williams Act, 15 U.S.C. § 78n(d)(1)).
ING shall not bid for, offer to acquire or acquire any Shares, whether to hedge its exposure in respect of any Transaction or otherwise, in any manner that would constitute a tender offer (as so defined).
Notices:
Contact details for ING for purpose of giving notice:

Name:	Redacted
Tel:	Redacted
Fax:	Redacted
Contact details for Counterparty for purpose of giving notice:

Name:	Redacted
Tel:	Redacted
Fax:	Redacted

Governing Law:	English Law

General/Additional Provisions

3. Offices:	ING is acting through its London Office, and Counterparty is acting through its Oslo Office.

4. Account Details:	Payments to ING:

Redacted

Payments to Counterparty:

Redacted
This Master Confirmation, which may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument, supersedes and replaces any other confirmation (including a SWIFT MT300, SWIFT MT305 or telephone confirmation), if any, sent in connection with this Transaction on or prior to the date hereof.
Please confirm that the foregoing correctly sets forth the terms and conditions of our agreement by either executing this Master Confirmation and returning a copy to our Confirmation Department, or by sending us a letter agreement substantially similar to this Master Confirmation, which sets forth the material terms and conditions of the Transaction to which this Master Confirmation relates and indicates your agreement to those terms.
Failure to respond within seven calendar days shall not affect the validity or enforceability of this Transaction, and shall be deemed to be an affirmation of the terms and conditions herein, absent manifest error.
Yours faithfully

ING Bank N.V., London branch	ING Bank N.V., London branch
Name:	Name:
Title:	Title:

Accepted and Confirmed:

Telenor ASA
Name:
Title:

EXHIBIT A
SUPPLEMENTAL CONFIRMATION
ING Bank N.V. London branch (“ING”) and Telenor ASA (“Counterparty”) are party to the Master Confirmation dated 2 June, 2006 pursuant to which ING and the Counterparty have entered into the share swap Transaction described herein. The terms contained herein, together with the Master Confirmation, shall constitute a Confirmation. In the event of any inconsistency between the Master Confirmation and this Supplemental Confirmation, the Master Confirmation shall govern.

Trade Date:	[___], 2006
Effective Date:	[___], 2006
Number of Shares:
Equity Notional Amount:	[___]
Initial Price:	[___]
Floating Rate for initial Calculation Period:	[___]% (exclusive of spread)

ING Bank N.V, London branch
By:
Name:
Title:

By:
Name:
Title: